Exhibit 107
Calculation of Filing Fee Table

Form S-8
(Form Type)

Rapid Micro Biosystems, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee

Equity	Class A common Stock, par value $0.01 per share, issuable pursuant to the Registrant’s 2021 Incentive Award Plan	Rule 457(c) and Rule 457(h)	2,578,411 shares(3)	$2.63	$6,781,220.93	0.00015310	$1,038.21
Equity	Class A common Stock, par value $0.01 per share, issuable pursuant to the Registrant’s 2021 Employee Stock Purchase Plan	Rule 457(c) and Rule 457(h)	377,292 shares(4)	$2.63	$992,277.96	0.00015310	$1521.92
Equity	Class A common Stock, par value $0.01 per share, issuable pursuant to the Registrant’s 2023 Inducement Plan, as amended	Rule 457(c) and Rule 457(h)	538,267 shares(5)	$2.63	$1,415,642.21	0.00015310	$216.74

Total Offering Amounts					$9,189,141.10		$1,406.87

Total Fee Offsets							—

Net Fee Due							$1,406.87

(1) Pursuant to Rule 416(a) and Rule 416(b) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover additional shares of the Registrant’s Class A common stock, par value $0.01 per share (the “Common Stock”), which become issuable under the Registrant’s 2021 Incentive Award Plan (the “2021 Plan”), 2021 Employee Stock Purchase Plan (the “ESPP”), and 2023 Inducement Plan, as amended (the “Inducement Plan”) by reason of any stock split, stock dividend, recapitalization, or other similar transaction.

(2) Estimated solely for the purpose of computing the registration fee and based on the average high and low sale prices of the Common Stock as reported on the Nasdaq Capital Market on February [25], 2025 in accordance with Rule 457(c) and (h) under the Securities Act.

(3) Consists of (i) 1,866,462 shares representing an automatic increase to the number of shares of Common Stock available for issuance under the 2021 Plan, in accordance with the automatic annual increase provision therein, which was effective as of January 1, 2025, and (ii) 711,949 shares of Common Stock underlying restricted stock units previously granted under the 2021 Plan and subsequently forfeited, which are being re-registered on this Registration Statement..

(4) Consists of 377,292 shares representing an automatic increase to the number of shares of Common Stock available for issuance under the ESPP, in accordance with the automatic annual increase provision therein, which was effective as of January 1, 2025.

Exhibit 107
(5) Consists of (i) 476,000 shares representing an increase to the number of shares of Common Stock reserved and available for issuance under the Inducement Plan, pursuant to the Second Amendment to the Inducement Plan adopted by the Registrant’s Compensation Committee of the Registrant's Board of Directors on February 24, 2025, and (ii) 62,267 shares of Common Stock underlying restricted stock units previously granted under the Inducement Plan and subsequently forfeited, which are being re-registered on this Registration Statement.